Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
IntegraMed America, Inc.

We consent to the incorporation by reference use in the Form 10-K for the year ended December 31, 2009, the registration statements (Nos. 333-77312, 333-64332, 333-37578, 333-68223, and 333-39963) on Form S-8 and Registration Statement No. 333-162276 on Form S-1 of IntegraMed America, Inc. and Subsidiaries of our report dated March 10, 2010, relating to the consolidated financial statements and the effectiveness of internal controls over financial reporting, which appear in this form 10-K.

Amper, Politziner & Mattia, LLP
Edison, New Jersey
March 10, 2010